Exhibit 10.1

SEPARATION AGREEMENT

This SEPARATION AGREEMENT (“the Agreement”) is made and entered into by and between D. Michael Parker (“Employee”) and Kewaunee Scientific Corporation (“Kewaunee”).

WHEREAS, Employee is currently employed by Kewaunee; and

WHEREAS, Employee and Company have decided Employee will retire and end Employee’s employment relationship with the Company, effective as of December 31, 2015; and

WHEREAS, Employee and Kewaunee desire to resolve amicably any and all potential claims, disputes and other matters between them based upon, arising from, or relating to Employee’s employment relationship with Kewaunee.

NOW THEREFORE, for and in consideration of the mutual promises set forth below, it is hereby agreed by and between Employee and Kewaunee as follows:

1. Separation From Employment.

a. Employee acknowledges and agrees that his employment relationship with Kewaunee will be permanently and irrevocably severed as of December 31, 2015 (the “Separation Date”), and that Kewaunee has no obligation, contractual or otherwise, to hire, rehire, or reemploy Employee in the future.

b. Employee’s physical last day of work will be October 13, 2015, and then he will be allowed to use accrued vacation that will extend his employment to the Separation Date. (If a replacement CFO begins work prior to October 13, 2015, the last physical day of work will be moved up to allow departure following a 2 week transition period of the new CFO’s date of hire.)

c. Through the date of the employment of the new CFO, or October 13, 2015, whichever comes first, Employee’s position (including status, offices, titles, and reporting requirements), authority, duties and responsibilities shall be commensurate in all material respects with those currently held, except Employee shall no longer be required to attend Kewaunee Scientific Board meetings, and after such date, Employee will no longer be an officer of the Company or a director of any of the Company’s subsidiaries. Employee will be required to be in attendance and participate at the August 26, 2015 Shareholder Meeting.

d. On the next regularly scheduled pay day following the Separation Date, Employee will receive his/her final paycheck reflecting wages owed through the Separation Date, including any accrued but unused vacation.

e. Payments of benefits, if any, under the employee benefit plans maintained by Kewaunee and in which Employee participates will be made in accordance with applicable plan terms. Specifically, pursuant to the terms and conditions governing Employee’s options to acquire Kewaunee stock under the Kewaunee Scientific Corporation 2008 Key Employee Stock Option Plan, Employee will be able to exercise otherwise exercisable options during the lesser of a three-year period following the Separation Date or the termination date specified in the option grant.

f. Employee acknowledges and agrees that his continued employment through the Separation Date and his receipt of the separation payment and benefits described in paragraph 2 below is expressly contingent upon him performing all of his job duties and any requested transition duties in a competent and professional manner, without disruption. In the event that Employee fails to perform his job duties and any requested transition duties in a competent and professional manner or engages in behavior that is disruptive or detrimental to Kewaunee’s business interests, his employment will be terminated immediately and he will be entitled to no further salary or separation payment and benefits beyond such termination date.

2. Separation Payment and Benefits. In consideration of the release and other obligations entered into pursuant to this Agreement, and contingent upon Employee executing an additional release as described in paragraph 4 below, Kewaunee agrees as follows:

a. Kewaunee will pay separation payments in the amount of Employee’s current base salary for 12 months, with an additional 10% amount in consideration of Employee’s tenure and position held with the Company, less normal and appropriate withholdings. The separation payments will be paid out in equal monthly installments over a period of 18 months, beginning in January, 2016 and continuing through June 30, 2017.

b. Employee may continue to participate in Kewaunee’s existing medical and dental plans through June 30, 2017. Employee’s portion of the medical and dental insurance premiums will be the same as if he were an active employee and will be deducted from the separation payments noted above. Kewaunee reserves the right to end the benefit described in the Section 2.b prior to June 30, 2017, if Kewaunee determines, in its discretion, that it would subject Kewaunee to penalties under applicable laws.

c. Kewaunee will transfer Employee’s cell #704-928-6929 to Employee’s authority and allow him to keep the IPhone currently in his possession if so desired. Kewaunee will maintain and pay for the existing cell service for that phone through his last day worked. Employee’s access to Kewaunee’s email system will cease as of last day worked. Kewaunee will allow Employee to keep the Surface Pro tablet currently in his possession.

3. Release. Employee, intending to be legally bound and for and in consideration of the benefits described in this Agreement, does for himself/herself, his/her heirs, executors, administrators, successors and assigns hereby remise, release and forever discharge Kewaunee, its parents, subsidiaries, successors, predecessors, affiliates, assigns, trustees, officers, agents and employees, and all persons, corporations or other entities who might be claimed to be jointly and severally liable with them (collectively, the “Released Parties”), from any and all actions, claims, demands, charges, suits and damages whatsoever, including those based upon, arising from or relating to Employee’s employment relationship with Kewaunee or the termination of that relationship, whether known or unknown or whether asserted or unasserted, from the beginning of time to the date of execution of this Agreement. This release includes, but is not limited to, claims under the Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.), Title VII of the Civil Rights Act of 1964 and the Americans With Disabilities Act, claims for breach of contract, unpaid wages, wrongful, retaliatory or constructive discharge, intentional or negligent infliction of emotional distress and any other state or federal statutory or common law theories, including any claim for attorneys’ fees and costs, which Employee or anyone claiming by, through or under him in any way might have or could claim against the Released Parties; provided, however, that Employee is not releasing any claims for vested benefits under Kewaunee’s 401(k) plan and the Re-established Retirement Plan for Salaried Employees. In addition, Employee knowingly and intentionally waives any rights to any additional recovery that might be sought on his behalf against the Released Parties by any other person, entity, local, state or federal government or agency thereof, including specifically and without limitation, the state and federal Departments of Labor.

4. Additional Release Upon Separation Date. Employee hereby acknowledges and agrees that immediately following the Separation Date, he shall execute an additional release (“Additional Release”) in the form attached hereto as Exhibit A. Execution of such Additional Release by Employee shall be a condition precedent to his receipt of any of the separation payment and benefits to be provided to him pursuant to paragraph 2 above and shall be a condition precedent to Kewaunee’s performance of any of its obligations under this Agreement.

5. Additional Representations. Employee represents and warrants that he was permitted by Kewaunee to take all leave to which he was entitled, that he has been properly paid for all time worked while he was employed by Kewaunee and that he has received all benefits to which he was or is entitled. Employee further represents and warrants that he knows of no facts and has no reason to believe that his rights under the Fair Labor Standards Act have been violated.

6. No Admission of Liability. It is expressly understood that this Agreement is not to be construed as an admission of any liability or violation of any federal, state or local statute or regulation, or of any duty owed by Kewaunee, which liability or violation of statute, regulation or duty is expressly denied by Kewaunee. The separation payment and benefits set forth in paragraph 2 of this Agreement is a benefit to which Employee is not automatically entitled but which has been offered in consideration of the above release and to resolve any and all potential disputes.

7. Non-disparagement. Employee agrees that he will not, directly or indirectly, disparage any of the Release Parties, including but not limited to making negative comments about any of Kewaunee’s services or employment practices, and he will not initiate or participate in any contact or communications, written or oral, which have the effect of disrupting the orderly operations of Kewaunee or damaging the reputation of any of the Released Parties, unless required by subpoena, court order or applicable law.

8. Confidentiality. Employee agrees that he will not, at any time or in any manner, either directly or indirectly, disclose, divulge, communicate, or otherwise reveal or allow to be revealed information about the terms, substance or content of this Agreement or the terms, substance or content of any communications, written or oral, concerning the negotiation, execution or implementation of this Agreement, unless required by subpoena, court order or applicable law; provided, however, that Employee may disclose such information to his attorney, accountant, financial advisor or spouse so long as he obtains their prior commitment to follow the confidentiality provisions of this paragraph 8.

9. Confidential Information. During Employee’s employment, he became acquainted with confidential and privileged information and trade secrets of Kewaunee, including but not limited to: business plans, records and affairs; customer files and lists; operation and training manuals; sales practices, methods and techniques; pricing structure and data; sources of supply and vendors; manufacturing equipment, technologies and processes; technical data; operation and production costs; financial matters; and other similar confidential matters (hereinafter called “Confidential Information”), the use or disclosure of which would seriously damage the business of Kewaunee. In addition to the above release, and in consideration of the consideration provided above, Employee agrees that, following his last day of work with Kewaunee:

a. He will not, directly or indirectly, use, divulge, publish or otherwise reveal or allow to be revealed any aspect of the Confidential Information to any person or entity without Kewaunee’s written consent.

b. He will refrain from any action or conduct which might reasonably or foreseeably be expected to compromise the confidentiality or proprietary nature of the Confidential Information.

c. He will return to Kewaunee all Company property in his possession, except as expressly mentioned in this Agreement, including, without limitation, keys, security access card, computer, Company software, computer peripheral devices, computer passwords, cell phones, credit cards, notebooks, manuals, notes, memoranda, reports, sales records, financial data, budgets, projections, plans, customer records, and all other confidential and/or proprietary information.

10. Waiting/Revocation Periods. Employee acknowledges that: (a) he has had at least twenty-one (21) days to consider this Agreement; (b) he has read and understands the terms of this Agreement and its effect; (c) he has been advised to and has had the opportunity to consult with an attorney prior to executing this Agreement; (e) he has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which Employee acknowledges as adequate and more than Employee is otherwise entitled to; (f) this Agreement will become effective seven (7) days after its signature by Employee and will not be enforceable or effective by Kewaunee until after that seven (7) day period has expired; (g) within seven (7) days of signature, Employee may revoke this Agreement by providing hand delivered written notice of revocation to Beth Phillips, Vice President of Human Resources for Kewaunee, 2700 West Front Street, Statesville, NC 28677; and (h) no attempted revocation after the expiration of the seven (7) day period shall have any effect on the terms of this Agreement.

11. Severability and Governing Law. This Agreement is intended to be severable, and if any provision is declared void, it will not affect the validity and enforceability of the other provisions. Its terms shall be governed by and construed in accordance with the laws of the State of North Carolina.

12. Entire Agreement. The parties agree that this Agreement constitutes the entire agreement between Employee and Kewaunee as to the termination of Employee’s employment relationship with Kewaunee, and it supersedes and cancels any prior negotiations and agreements, whether written or not, relating to Employee’s employment relationship with Kewaunee and the termination of that relationship, with the exception of any confidentiality, non-solicitation and/or non-competition agreements signed between the parties. With respect to any such confidentiality, non-solicitation and/or non-competition agreements signed by Employee, Employee agrees that nothing in this Agreement shall be deemed to cancel or supersede those agreements, and all such obligations shall remain in full force and effect and shall survive the termination of Employee’s employment with Kewaunee.

13. Section 409A. It is the parties intention that the payments and benefits to which Employee is entitled to under this Agreement be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). This Agreement shall be construed and administered in a manner consistent with that intent. For purposes of this Agreement, with respect to any item of deferred compensation that is covered by, and not otherwise exempt from, Code Section 409A, if any, references to resignation or termination of employment or like terms shall mean “separation from service”, as defined in Code Section 409A, and the date of such separation from service shall be the date of termination for purposes of any such payment or benefits. To the extent applicable, each and every payment made pursuant to this Agreement shall be treated as a separate payment and not as one of a series of payments treated as a single payment for purposes of Code Section 409A. Notwithstanding any other provision of this

Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Code Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Code Section 409A as separation pay due to an involuntary separation from service, as a short-term deferral or otherwise shall be excluded from Code Section 409A to the maximum extent possible. In no event may Employee, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise which constitutes nonqualified deferred compensation within the meaning of Code Section 409A. Notwithstanding the foregoing, Kewaunee makes no representations that the payments and benefits provided under this Agreement comply with Code Section 409A and in no event shall Kewaunee have any liability to Employee or any other person if any provisions of this Agreement are determined to constitute or provide nonqualified deferred compensation subject to Code Section 409A but do not satisfy an exemption from, or the conditions of, Code Section 409A.

14. Voluntary Execution. The parties, intending to be legally bound, apply their signatures voluntarily and with full understanding of the contents of this Agreement, after having had ample time to review and study this Agreement.

Signed and executed this 15th day of July, 2015

WITNESS:

/s/ Peggy M. Lambert	/s/ D. Michael Parker		(SEAL)
Employee

Kewaunee Scientific Corporation

	BY:	/s/ David M. Rausch	(SEAL)
	TITLE:	President and Chief Executive Officer

EXHIBIT A

ADDITIONAL RELEASE

Pursuant to the terms of the SEPARATION AGREEMENT dated             , 20    , (“Agreement”) entered into by and between D. Michael Parker (“Employee”) and Kewaunee Scientific Corporation (“Kewaunee”), Employee hereby executes the following Additional Release.

1. Release. Employee, intending to be legally bound and for and in consideration of the benefits described in this Agreement, does for himself/herself, his/her heirs, executors, administrators, successors and assigns hereby remise, release and forever discharge Kewaunee, its parents, subsidiaries, successors, predecessors, affiliates, assigns, trustees, officers, agents and employees, and all persons, corporations or other entities who might be claimed to be jointly and severally liable with them (collectively, the “Released Parties”), from any and all actions, claims, demands, charges, suits and damages whatsoever, including those based upon, arising from or relating to Employee’s employment relationship with Kewaunee or the termination of that relationship, whether known or unknown or whether asserted or unasserted, from the beginning of time to the date of execution of this Agreement. This release includes, but is not limited to, claims under the Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.), Title VII of the Civil Rights Act of 1964, and the Americans With Disabilities Act, claims for breach of contract, unpaid wages, wrongful, retaliatory or constructive discharge, intentional or negligent infliction of emotional distress and any other state or federal statutory or common law theories, including any claim for attorneys’ fees and costs, which Employee or anyone claiming by, through or under him in any way might have or could claim against the Released Parties; provided, however, that Employee is not releasing any claims for vested benefits under Kewaunee’s 401(k) plan and the Re-established Retirement Plan for Salaried Employees. In addition, Employee knowingly and intentionally waives any rights to any additional recovery that might be sought on his behalf against the Released Parties by any other person, entity, local, state or federal government or agency thereof, including specifically and without limitation, the state and federal Departments of Labor.

2. Additional Representations. Employee represents and warrants that he was permitted by Kewaunee to take all leave to which he was entitled, that he has been properly paid for all time worked while he was employed by Kewaunee and that he has received all benefits to which he was or is entitled. Employee further represents and warrants that he knows of no facts and has no reason to believe that his rights under the Fair Labor Standards Act have been violated.

3. Waiting/Revocation Periods. Employee acknowledges that: (a) he has had at least twenty-one (21) days to consider this Agreement; (b) he has read and understands the terms of this Agreement and its effect; (c) he has been advised to and has had the opportunity to consult with an attorney prior to executing this Agreement; (e) he has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which Employee acknowledges as adequate and more than Employee is otherwise entitled to; (f) this Agreement will become effective seven (7) days after its signature by Employee and will not be enforceable or effective by Kewaunee until after that seven (7) day period has expired; (g) within seven (7) days of signature, Employee may revoke this Agreement by providing hand delivered written notice of revocation to Beth Phillips, Vice President of Human Resources for Kewaunee, 2700 West Front Street, Statesville, NC 28677; and (h) no attempted revocation after the expiration of the seven (7) day period shall have any effect on the terms of this Agreement.

Signed and executed this      day of             , 2015

WITNESS:

(SEAL)
Employee

Kewaunee Scientific Corporation

	BY:	(SEAL)
TITLE:

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